Exhibit 2.1

STOCKHOLDERS AGREEMENT

by and among

MEMBERSHIP COLLECTIVE GROUP INC.

and

the STOCKHOLDERS PARTY HERETO

Dated as of [    ], 2021

TABLE OF CONTENTS

Article I INTRODUCTORY MATTERS		1

1.1	Defined Terms	1
1.2	Construction	3

Article II REPRESENTATIONS AND WARRANTIES		4

2.1	Representations and Warranties	4

Article III BOARD OF DIRECTORS		4

3.1	Election of Directors.	4
3.2	Director Status of Mr. Jones	5

Article IV GENERAL PROVISIONS		5

4.1	VCOC	5
4.2	Termination	6
4.3	Notices	6
4.4	Amendment; Waiver	6
4.5	Further Assurances	7
4.6	Assignment	7
4.7	Third Parties	7
4.8	Governing Law	7
4.9	Jurisdiction; Waiver of Jury Trial	7
4.10	Specific Performance	7
4.11	Entire Agreement	8
4.12	Severability	8
4.13	Table of Contents, Headings and Captions	8
4.14	Counterparts	8
4.15	Effectiveness	8
4.16	No Recourse	8

i

Exhibit 2.1

STOCKHOLDERS AGREEMENT

This Stockholders Agreement is entered into as of [    ], 2021 by and among Membership Collective Group Inc., a Delaware corporation (the “Company”), Yucaipa American Alliance Fund II, L.P., a limited partnership organized under the laws of the state of Delaware (“YAAFII”), Yucaipa American Alliance (Parallel) Fund II, L.P., a limited partnership organized under the laws of the State of Delaware (“YAAFII Parallel”), Mr. Richard Allan Caring (“Mr. Caring”) and Mr. Nicholas Keith Arthur Jones (“Mr. Jones”).

RECITALS:

WHEREAS, the Company has completed an underwritten initial public offering (“IPO”) of shares of its Common Stock (as defined below); and

WHEREAS, in connection with, and effective upon, the date of completion of the IPO (the “Closing Date”), the Company and each member of the Voting Group (as defined below) wish to set forth certain understandings between such parties, including with respect to certain governance matters.

NOW, THEREFORE, the parties agree as follows:

Article I

INTRODUCTORY MATTERS

1.1        Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Board Designee” has the meaning set forth in Section 3.01(b).

“Caring Voting Group Member” has the meaning set forth in the definition of “Voting Group.”

“Closing Date” has the meaning set forth in the Recitals.

“Common Stock” means the shares of Class A common stock and Class B common stock, each with a par value $0.01 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted and any other common stock of the Company.

“Company” has the meaning set forth in the Preamble.

“control” (including its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Director” means any director of the Company from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Family Member” in relation to an individual means:

(a)

his or her spouse or civil partner (provided that, for the purposes of this Agreement, any individual who becomes divorced or whose civil partnership is dissolved shall, on the grant of the decree absolute or final dissolution order in respect of that divorce or dissolution, cease to be a Family Member of his or her former spouse or civil partner);

(b)	his or her parent or sibling;

(c)	his or her child, adopted child or stepchild (including a child of the civil partner) or any descendant of such child, adopted child or stepchild.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“IPO” has the meaning set forth in the Recitals.

“Jones Voting Group Member” has the meaning set forth in the definition of “Voting Group.”

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Member Designee” has the meaning set forth in Section 3.01(b).

“Mr. Burkle” means Mr. Ronald Burkle.

“Mr. Caring” has the meaning set forth in the Recitals.

“Mr. Jones” has the meaning set forth in the Recitals.

“Permitted Assigns” means with respect to a Sponsor Entity, a Transferee of shares of Common Stock that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Relevant Criteria” has the meaning set forth in Section 3.1(a).

“Sponsor Entities” means YAAFII and YAAFII Parallel.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“VCOC” means a venture capital operating company as defined in the US Department of Labor Plan Asset Regulations for the purposes of ERISA.

“VCOC Fund” means the Sponsor Entities intended to qualify as a VCOC as defined in the US Development of Labor Plan Asset Regulations for the purposes of ERISA who has notified the Company of such intention.

“Voting Group” means (and each of the following shall be a “member” of the Voting Group):

(a)

Mr. Caring, who has the ability to hold shares in trust, and any Family Member of Mr. Caring or Affiliate of Mr. Caring controlled by him or a Family Member of Mr. Caring (collectively, the “Caring Voting Group Member”);

(b)

Mr. Jones, who has the ability to hold shares in trust, and any Family Member of Mr. Jones or Affiliate of Mr. Jones controlled by Mr. Jones or a Family Member of Mr. Jones (collectively, the “Jones Voting Group Member”);

(c)	the Sponsor Entities and their Permitted Assigns, and Affiliates of the Sponsor Entities or any other Person ultimately controlled by Mr. Burkle (collectively, the “Yucaipa Voting Group Member”).

“Voting Group Designee” has the meaning set forth in Section 3.1(b).

“YAAFII” has the meaning set forth in the Recitals.

“YAAFII Parallel” has the meaning set forth in the Recitals.

“Yucaipa Voting Group Member” has the meaning set forth in the definition of “Voting Group.”

1.2        Construction. Interpretation of this Agreement shall be governed by the following rules of construction. Unless the context otherwise requires: (a) references to the terms Article, Section and paragraph are references to the Articles, Sections and paragraphs to this Agreement unless otherwise specified; (b) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement; (c) references to “$” or “Dollars” shall mean United States dollars; (d) the words “include,” “includes,” “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s permitted successors and assigns; (l) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (m) the terms “party”, “party hereto”, “parties” and “party hereto” shall mean a party to this Agreement and the parties to this Agreement, as applicable, unless otherwise specified; (n) with respect to the determination of any period of time, “from” means “from and including” Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time may be amended, supplemented, restated or modified, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes.

Article II

REPRESENTATIONS AND WARRANTIES

2.1        Representations and Warranties. Each party hereto represents and warrants to each other party as of the date of this Agreement that:

(a)    such party has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement in accordance with its terms;

(b)    this Agreement constitutes valid, legal and binding obligations of such party in accordance with its terms;

(c)    the execution and delivery of this Agreement by such party and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of such party (if applicable), any agreement or instrument by which such party is bound or any Law, order or judgment that applies to or binds such party or any of its property; and

(d)    no consent, action, approval or authorization of, and no registration, declaration, notification or filing with or to, any competent governmental, administrative or supervisory authority is required to be obtained, or made, by such party to authorize the execution or performance of this Agreement by such party.

Article III

BOARD OF DIRECTORS

3.1        Election of Directors.

(a)    Following the Closing Date, the Voting Group shall have the right, but not the obligation, to nominate to the Board a number of designees equal to:

(i)    nine (9) Directors, so long as the Voting Group beneficially owns 35% or more of the Company’s outstanding shares of Common Stock, of which (subject to the proviso below) (A) seven (7) of such designees shall be nominated by the Yucaipa Voting Group Member, (B) one (1) of such designees shall be nominated by the Caring Voting Group Member and (C) one (1) of such designees shall be nominated by the Jones Voting Group Member;

(ii)    six (6) Directors, so long as the Voting Group beneficially owns 15% or more, but less than 35%, of the Company’s outstanding shares of Common Stock, of which (subject to the proviso below) (A) four (4) of such designees shall be nominated by the Yucaipa Voting Group Member, (B) one (1) of such designees shall be nominated by the Caring Voting Group Member and (C) one (1) of such designees shall be nominated by the Jones Voting Group Member;

(iii)    three (3) Directors, so long as the Voting Group beneficially owns 9% or more, but less than 15%, of the Company’s outstanding shares of Common Stock, of which (subject to the proviso below) (A) one (1) of such designees shall be nominated by the Yucaipa Voting Group Member, (B) one (1) of such designees shall be nominated by the Caring Voting Group Member and (C) one (1) of such designees shall be nominated by the Jones Voting Group Member;

provided, however, (A) that in the event at any time either the Caring Voting Group Member or the Jones Voting Group Member (in the case of the Jones Voting Group Member, at such time as Mr. Jones is not also the Chief Executive Officer of the Company) shall own less than 5% of the Company’s outstanding shares of Common Stock, such member shall no longer have the nomination rights set forth above and such nomination rights shall instead be transferred to the Yucaipa Voting Group Member and (B) in each case to the extent such designees are permitted to serve on the Board under the applicable rules of the U.S. Securities and Exchange Commission and any stock exchange applicable to the Common Stock (the “Relevant Criteria”). Each such person whom the Voting Group or any member thereof shall actually nominate pursuant to this Section 3.1(a) and who is thereafter elected to the Board to serve as a Director shall be referred to herein as a “Voting Group Designee.”

(b)    Notwithstanding Section 3.1(a), in each case where any member of the Voting Group beneficially owns 5% or more of the total outstanding shares of Common Stock and the Voting Group beneficially owns less than 9% of the total outstanding shares of Common Stock, such member shall have the right, but not the obligation, to nominate to the Board one designee, to the extent such designee satisfies the Relevant Criteria; provided, however, no other member of the Voting Group member shall have any obligation to vote its shares of Common Stock in favor of such designee. Each such person whom any member of the Voting Group shall actually nominate pursuant to this Section 3.1(b) and who is thereafter elected to the Board to serve as a Director shall be referred to herein as a “Member Designee,” and any such Member Designee(s), together with any Voting Group Designee(s), shall be referred to herein as “Board Designees.”

(c)    Each member of the Voting Group hereby agrees to vote its shares of Common Stock in favor of the designees nominated pursuant to Section 3.1(a), and to take such actions as are within their power to procure that each such designee nominated by the Voting Group pursuant to Section 3.1(a) is elected as a Director.

(d)    In the event that (i) the Voting Group has nominated fewer than the total number of designees the Voting Group shall be entitled to nominate pursuant to Section 3.1(a) or (ii) any member of the Voting Group has not nominated the designee such member shall be entitled to nominate pursuant to Section 3.1(b), the Voting Group or such member, as the case may be, shall have the right, at any time, to nominate such additional designee(s) to which it is entitled, in which case, the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by applicable Law, to (x) enable the Voting Group or such member, as the case may be, to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board, or otherwise and (y) to effect the election or appointment of such additional individuals nominated by the Voting Group or such member, as the case may be, to fill such newly-created directorships or to fill any other existing vacancies.

(e)    In the event that a vacancy is created at any time by the death, retirement or resignation of any Board Designee, the remaining Directors and the Company shall, to the fullest extent permitted by applicable Law, take all actions necessary at any time and from time to time to cause the vacancy created thereby to be filled by a new designee of the Voting Group (in the case of the death, retirement or resignation of a Voting Group Designee) or the applicable member of the Voting Group (in the case of a Member Designee) as soon as possible.

(f)    The Company agrees, to the fullest extent permitted by applicable Law, to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the persons designated pursuant to this Section 3.1 and to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled, solely for the purposes set forth in this Section 3.1(f), to identify such individual as a Board Designee pursuant to this Agreement.

3.2        Director Status of Mr. Jones. Subject to satisfaction of the Relevant Criteria, for so long as Mr. Jones is the Chief Executive Officer of the Company, he shall be entitled to remain a Director and each other member of the Voting Group hereby agrees (solely to the extent the Jones Voting Group member no longer retains any nomination right pursuant to Section 3.1(a)) to cause the nomination of Mr. Jones as Director, to vote its shares of Common Stock in favor of his nomination as Director, and to take such other actions as are reasonably within their power to procure that Mr. Jones continues to serve as a Director for such time as he remains Chief Executive Officer.

Article IV

GENERAL PROVISIONS

4.1        VCOC.

(a) Each VCOC Fund shall, upon reasonable notice to the Company, have the right to meet with such management personnel, directors and independent accountants of the Group as may be reasonably designated by the Company, for the purpose of consulting with and advising and influencing management, obtaining information regarding the business and prospects of the Group or expressing the views of the relevant VCOC Fund(s) on such matters. The Company agrees to give due consideration to the advice given and any proposals made by each VCOC Fund.

(b) Each VCOC Fund shall have the right to visit and inspect any of the properties of the Group.

(c) Subject to Section 4.1(d), any provision of this Section 4.1 may be amended for the purposes of preserving the qualification of any VCOC Fund as a VCOC, or otherwise to ensure that the assets of any of the VCOC Funds are not considered “plan assets” of the benefit plan investors in such VCOC Funds for the purposes of ERISA by an agreement in writing which indicates that it is intended to be an amendment, executed by the Company and the relevant VCOC Fund(s) or its nominee (and, for the avoidance of doubt, the consent or agreement of the other parties to this Agreement shall not be required).

(d) The Company agrees with the VCOC Funds that if any of the VCOC Funds notifies the Company in writing that the provisions of this Section 4.1 should be amended to preserve the qualification of such VCOC Fund as a VCOC, or otherwise to ensure that the assets of any of the VCOC Funds are not considered “plan assets” of the benefit plan investors in such VCOC Funds for purposes of ERISA, the Company will consent to the proposed amendments provided that the amendments do not result in a material adverse effect on the operation, business or the prospects of the Group.

4.2        Termination. This Agreement shall terminate (a) at such time as no member of the Voting Group shall beneficially own 5% or more of the Company’s outstanding shares of Common Stock and Mr. Jones is no longer serving as Chief Executive Officer of the Company or (b) upon the written agreement of the parties hereto to terminate this Agreement.

4.3        Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by electronic transmission (but excluding transmission by fax) or sent by reputable overnight courier service (charges prepaid) to the Company at the address set forth below and to any other recipient at the address indicated on the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, sent by electronic transmission or upon actual delivery by reputable overnight courier service (as indicated in such courier service’s records).

The Company’s notice information is as follows:

Membership Collective Group Inc.

180 Strand

London, WC2R 1EA

United Kingdom

Attention: Soho House In House Legal team

Email: legal@sohohouse.com

with a copy (not constituting notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

United States of America

Attention: Samir A. Gandhi and Robert A. Ryan

Email: sgandhi@sidley.com; rryan@sidley.com

The Sponsor Entities’ notice information is as follows:

The Yucaipa Companies, LLC

9130 West Sunset Boulevard

Los Angeles, California 90069

United States of America

Attention: Legal

Email: legal@burklework.com

Mr. Caring’s notice information is as follows:

Mr. Richard Caring

c/o Chris Robinson

26/28 Conway Street

London W1T 6BQ

United Kingdom

Email: chrisr@rcaring.co.uk

Mr. Jones’ notice information is as follows:

Mr. Nick Jones

Soho House

180 Strand

London WC2R 1EA

United Kingdom

Email: nickjones@sohohouse.com

4.4        Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the Company and the other parties hereto. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

4.5        Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof. To the fullest extent permitted by Law, the Company shall not directly or indirectly take any action that is intended to, or would reasonably be expected to result in, any Sponsor Entity being deprived of the rights contemplated by this Agreement.

4.6        Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned without the express prior written consent of the other parties hereto, and any attempted assignment, without such consents, will be null and void; provided, however, that each Sponsor Entity shall be entitled to assign, in whole or in part, to any of its Permitted Assigns without such prior written consent any of its rights hereunder.

4.7        Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

4.8        Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of laws thereof.

4.9        Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim arising out of or relating to this Agreement, each of the parties unconditionally accepts the jurisdiction and venue of the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have subject matter jurisdiction over this matter, the Superior Court of the State of Delaware (Complex Commercial Division), or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 4.3. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

4.10        Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of any bond.

4.11        Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof or thereof other than those expressly set forth herein and therein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

4.12        Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

4.13        Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

4.14        Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

4.15        Effectiveness. This Agreement shall become effective upon the Closing Date.

4.16        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or otherwise, and notwithstanding the fact that the Sponsor Entities are limited partnerships, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered by any Person pursuant hereto or otherwise shall be had against any of the Sponsor Entities or any of their former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, financing sources, managers, general or limited partners or assignees (each a “Related Party” and collectively, the “Related Parties”), in each case other than (subject, for the avoidance of doubt, to the provisions of this Agreement) each party hereto or any of its respective assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any party hereto or any of its respective assignees under this Agreement or any documents or instruments delivered by any Person pursuant hereto for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 4.16 shall relieve or otherwise limit the liability of any party hereto or any of its respective assignees for any breach or violation of its obligations under such agreements, documents or instruments.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MEMBERSHIP COLLECTIVE GROUP INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

YUCAIPA AMERICAN ALLIANCE FUND II, L.P.

By:
By:
Name:
Title:

[Signature Page to Stockholders Agreement]

YUCAIPA AMERICAN ALLIANCE (PARALLEL) FUND II, L.P.

By:
By:
Name:
Title:

[Signature Page to Stockholders Agreement]

NICHOLAS KEITH ARTHUR JONES

[Signature Page to Stockholders Agreement]

RICHARD ALLAN CARING

[Signature Page to Stockholders Agreement]